Exhibit 99.1

Contacts:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Completes First Post-IPO Transaction with Acquisition of Six-Property Portfolio for $26 Million

BOSTON—(July 21, 2017) Plymouth Industrial REIT, Inc. NYSE (MKT: PLYM) today announced it acquired a six-property portfolio of Class A and Class B industrial buildings totaling 667,000 square feet in South Bend, Indiana for $26.0 million in cash at an initial yield of 9.2%. The buildings are fully leased to Corporate Services, Inc. (“CSI”) until March 2021.

CSI is a logistics/fulfillment company that provides distribution and marketing/advertising support services to clients in the pharmaceutical industry. Founded in 1993 and a division of Archway, CSI has steadily grown into a multi-building campus of environmentally-controlled warehouse and production packaging space. CSI also provides a variety of on-site marketing support services, including customized online ordering systems, e-commerce development, outbound call center services and on-demand printing to support product and drug sampling programs. CSI's location in South Bend provides its customers immediate access to surface carriers reaching approximately 80% of the United States population in two days or less.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We are pleased to complete the first acquisition since the closing of our initial public offering in June. This is our initial entry into the State of Indiana, and we are excited to add these buildings to our portfolio as South Bend is increasingly a preferred distribution location for the Chicago area.”

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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